Hake's

Auctions

P.O.

Box

12001

•

York,

PA

17402

Toll

Free

866-404-9800

•

hakes@hakes.com

Monday

through

Friday

•

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6

/

3/2022

Thanks for bidding. Remember Hake's when selling or consigning. Our competitive commission rates are on page 10 or visit www.hakes.com and click on How To Consign. Contact us now.

SHIP TO:

ARCHIVE LLC, RSE 71 SOUTHGATE BLVD NEW CASTLE , DE, 19720 UNITED STATES	RSE ARCHIVE LLC 71 SOUTHGATE BLVD NEW CASTLE , DE, 19720 UNITED STATES
Auction: Star Wars Special Event Auction Account: 313264 Order: 105646	Shipping Method: UPS 2nd Day Air - (Signature Required) Payment Due By: 6/17/2022
Item	Description	Hammer Price	Buyer's Premium	Price	Qty	Dimensions
1027-18	STAR WARS - ARTOO-DETOO (R2-D2) 12 BACK-A CAS 85 (DARK BLUE DOME).	$6521.90	18%	$7695.84	1

1 Items: $7695.84 Shipping: $110.00

Sales Tax:$0.00

Total:$7805.84

Buyer's Premium Discount:

Save $195.66! If you pay by check or money order then your Buyer's Premium will be discounted 3%. Your order total after the discount is: $7610.18. The buyer's premium discount is only applicable if payment is received within 14 days from the close of the auction. Payments received after 14 days from the close of the auction are subject to the 18% buyer's premium regardless of method of payment.

We ship in the order paid-first in, first out. Thus, we begin charging orders as instructed by customers immediately following the close of the auction and continue to fill orders as they are paid. Without exception, all special requests for "Rush Delivery" will incur a charge of $20.00 plus any additional shipping fee associated with the expedited shipment. Overall, our goal is to ship all orders within 15 business days of payment. Allow four weeks from the day you send payment before calling to check on the status of your order.